Registration No. 333 - _____

As filed with the Securities and Exchange Commission on September 2, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________

OPTIBASE LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

10 Hasadnaot Street
Herzliya 4672837, Israel
+972-73-7073700
 (Address of Principal Executive Offices) (Zip Code)

2006 Israeli Incentive Compensation Plan
(Full Title of the Plan)

Optibase Inc.
P.O. Box 448
Mountain View, CA 94042
Tel: 408-216-7484
(Name and Address of Agent for Service)

Copies to:

Dr. Shachar Hadar
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center, Round Building
Tel Aviv 67021, Israel
Phone: +972-3-607-4444
Fax: +972-3- 607-4422

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, par value NIS 0.65 per share	200,000	$6.015	$1,203,000	$155

(1) This registration statement on Form S-8 (this "Registration Statement") covers an aggregate of 200,000 Ordinary Shares, par value NIS 0.65 per share (the "Shares") of Optibase Ltd. (the "Registrant") available for issuance under the 2006 Israeli Incentive Compensation Plan (the "2006 Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional Shares that become issuable under the 2006 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Shares.

(2) Estimated solely for purposes of calculating the filing fee pursuant to Rule 457 (c) and (h), the aggregate offering price and the fee have been computed upon the basis of the average of the high and low prices per share of the Registrant's ordinary shares as reported on the Nasdaq Global Market on August 28, 2014.

EXPLANATORY NOTE

This Registration Statement registers additional securities of the same class as other securities for which two registration statements filed on Form S-8 (SEC File No. 333-137644 filed September 28, 2006 and SEC File No. 333-148774 filed January 22, 2008) of the Registrant are effective (the “Registrant’s Registration Statements”).  The information contained in the Registrant’s Registration Statements is hereby incorporated by reference pursuant to General Instruction E, except for Items 3, 6 and 8 of the Registrant's Registration Statements, which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant, are incorporated herein by reference into this Registration Statement:

(a)	The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the Commission on April 30, 2014;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2013; and

(c)
The description of our ordinary shares contained in the registration statement on Form 8-A under the Exchange Act, dated April 1, 1999, and including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Any documents or information “furnished” and not “filed” in accordance with the Commission rules shall not be deemed incorporated in this registration statement.

Item 6. Indemnification of Officers and Directors

The Israeli Companies Law of 1999, or Companies Law, permits a company to insure its directors and officers, provide them with indemnification, either in advance or retroactively, and exempt its directors and officers from liability resulting from their breach of their duty of care towards the company, all in accordance with the terms and conditions specified under Israeli law. Our articles of association include clauses allowing us to provide our directors and officers with insurance, indemnification and to exempt them from liability subject to the terms and conditions set forth by the Companies Law, as described below.

In addition, the Israeli Securities Law of 1968, or the Securities Law, was recently amended to make the enforcement of violations of the Securities Law and certain provisions of the Companies Law more efficient by the Israel Securities Authority, or the ISA. Under these amendments, the ISA is allowed to initiate administrative proceedings against entities and individuals with respect to such violations, and to impose various sanctions, including fines, payment of damages to the person or entities harmed as a result of such violations, limitations on the service of any individual as director or officer and suspension or cancellation of certain permits granted to the entity. Under these amendments, a company is not allowed to indemnify or insure its directors and officers in connection with administrative proceedings initiated against them by the ISA, except that a company is allowed to insure and indemnify its directors and officers for any of the following: (i) financial liability imposed on any director or officer for payment to persons or entities harmed as a result of any violation for which an administrative proceedings has been initiated; (ii) expenses incurred by any director or officer in connection with administrative proceedings, including reasonable litigation fees, and including attorney fees.

Subject to statutory limitations, our articles of association provide that we may insure the liability of our directors and offices to the fullest extent permitted by the Companies Law. Without derogating from the aforesaid we may enter into a contract to insure the liability of our directors and officer for an obligation or payment imposed on such director or officer in consequence of an act done in his capacity as a director or officer of Optibase, in any of the following cases:

☐	A breach of the duty of care vis-a-vis us or vis-a-vis another person;
☐	A breach of the fiduciary duty vis-a-vis us, provided that the director or officer acted in good faith and had a reasonable basis to believe that the act would not harm us;
☐	A monetary obligation imposed on him or her in favor of another person;
☐
Financial liability imposed on him for payment to persons or entities harmed as a result of violations in Administrative Proceedings, as detailed in section 52(54)(A)(1)(a) of the Israeli Securities Law;

☐	Expenses incurred by him in connection with Administrative Proceedings (as defined above) he was involved in, including reasonable litigation fees, and including attorney fees; or
☐	Any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of our director or officer.

Our articles of association further provide that we may indemnify our directors and officers, to the fullest extent permitted by the Companies Law. Without derogating from the aforesaid, we may indemnify our directors and officers for liability or expense imposed on them in consequence of an action made by them in the capacity of their position as directors or officers of Optibase, as follows:

☐
Any financial liability he or she incurs or imposed on him or her in favor of another person in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator, approved by a court.

☐
Reasonable litigation expenses, including legal fees, incurred by the director or officer or which he or she was ordered to pay by a court, within the framework of proceedings filed against him or her by or on behalf of Optibase, or by a third party, or in a criminal proceeding in which he or she was acquitted, or in a criminal proceeding in which he or she was convicted of a felony which does not require a finding of criminal intent.

☐
Reasonable litigation expenses, including legal fees he or she incurs due to an investigation or proceeding conducted against him or her by an authority authorized to conduct such an investigation or proceeding, and which was ended without filing an indictment against him or her and without being subject to a financial obligation as a substitute for a criminal proceeding, or that was ended without filing an indictment against him, but with the imposition of a financial obligation, as a substitute for a criminal proceeding relating to an offence which does not require criminal intent, within the meaning of the relevant terms in the Companies Law.

☐
Financial liability he or she incurs for payment to persons or entities harmed as a result of violations in Administrative Proceedings, as detailed in section 52(54)(A)(1)(a) of the Securities Law. For this purpose "Administrative Proceeding" shall mean a proceeding pursuant to Chapters H3 (Imposition of Monetary Sanction by the Israel Securities Authority), H4 (Imposition of Administrative Enforcement Means by the Administrative Enforcement Committee) or I1 (Settlement for the Avoidance of Commencing Proceedings or Cessation of Proceedings, Conditioned upon Conditions) of the Securities Law, as shall be amended from time to time.

☐	Expenses that he or she incurs in connection with Administrative Proceedings (as defined above) he was involved in, including reasonable litigation fees, and including attorney fees.
☐	Any other obligation or expense in respect of which it is permitted or will be permitted under law to indemnify a director or officer of Optibase.

In addition, our articles of association provide that we may give an advance undertaking to indemnify a director and/or an officer in respect of all of the matters above, provided that with respect to the first matter above, the undertaking is restricted to events, which in the opinion of our board of directors, are anticipated in light of our actual activity at the time of granting the obligation to indemnify and is limited to a sum or measurement determined by our board of directors as reasonable under the circumstances. We may further indemnify an officer therein, save for the events subject to any applicable law.

Our articles of association further provide that we may exempt a director in advance and retroactively for all or any of his or her liability for damage in consequence of a breach of the duty of care vis-a-vis Optibase, to the fullest extent permitted by the Companies Law. Notwithstanding the foregoing, the Companies Law prohibits a company to exempt any of its directors and officers in advance from their liability towards such company for the breach of its duty of care in distribution, as defined in the Companies Law, for such company’s shareholders (including distribution of dividend and purchase of such company’s shares by the company or an entity held by it).

The above provisions with regard to insurance, exemption and indemnity are not and shall not limit the Company in any way with regard to its entering into an insurance contract and/or with regard to the grant of indemnity and/or exemption in connection with a person who is not an officer of the Company, including employees, contractors or consultants of the Company, all subject to any applicable law.

All of the above shall apply mutatis mutandis in respect of the grant of insurance, exemption and/or indemnification for persons serving on behalf of the Company as officers in companies controlled by the Company, or in which the Company has an interest.

The Companies Law provides that companies may not give insurance, indemnification (including advance indemnification), or exempt their directors and/or officers from their liability in the following events:

☐
a breach of the fiduciary duty, except for a breach of the fiduciary duty vis-à-vis the company with respect to indemnification and insurance if the director or officer acted in good faith and had a reasonable basis to believe that the act would not harm the company;

☐	an intentional or reckless breach of the duty of care, except for if such breach was made in negligence;

☐	an act done with the intention of unduly deriving a personal profit; or
☐	a fine imposed on the directors or officers.

We have a directors and officers liability insurance policy, as described below.

On December 19, 2013, following the approval by our compensation committee and board of directors, our shareholders approved a framework resolution with respect to the purchase by the Company (including for the avoidance of doubt, any renewals or extensions), from time to time, of directors' and officers' liability insurance policies, including as directors or officers of our subsidiaries, in Israel or overseas, for a period of three years commencing on December 19, 2013, or until the annual general meeting of our shareholders to be held in 2016, whichever is later (the “Framework Resolution”); provided however, that policies purchased under the Framework Resolution comply with all of the following conditions:

☐
the maximum coverage amount under each policy shall not exceed the higher of: (i) US $10,000,000; or (ii) 25% of our shareholders equity based on our most recent financial statements at the time of approval by our compensation committee;

☐	the maximum yearly premium to be paid by us for each policy shall not exceed 1% of the aggregate coverage of such policy;
☐	the terms of the policy shall comply with our compensation policy for directors and officers; and
☐
the purchase of the policy (including any renewal or extension) shall be approved by our compensation committee (and, if required by law, by our board of directors) which shall determine whether the coverage amount and the relevant premium sums are reasonable considering our exposures, the scope of coverage and market conditions and that the policy reflects the current market conditions, and it shall not materially affect our profitability, assets or liabilities.

We currently have an insurance policy for directors' and officers' liability, including as directors or officers of the Company's subsidiaries, for the period commencing on September 1, 2014 and ending on August 31, 2015, in accordance with the Framework Resolution, as approved by our compensation committee, audit committee and board of directors.

We have undertaken to indemnify our directors and officers to the fullest extent permitted by the Companies Law and our articles of association and entered into an indemnity letter with each of our directors and executive officers. The aggregate indemnification amount shall not exceed the higher of: (i) 25% of our shareholders’ equity, as set forth in our financial statements prior to such payment; or (ii) $7.5 million.

On November 17, 2011, our shareholders approved an amendment to the letters of indemnification issued by us to all of our directors and officers, with respect to recent amendments to the Israeli Securities Law, in connection with administrative proceedings.

Item 8. Exhibits.

See attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzliya, Israel on the 2 day of September, 2014.

OPTIBASE LTD.

By:	/s/ Amir Philips
Amir Philips
Chief Executive Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Optibase Ltd. has signed this Registration Statement on this 2 day of September, 2014.

OPTIBASE INC.

By:	/s/ Amir Philips	By:	/s/ Solomo (Tom) Wyler
	Amir Philips		Solomo (Tom) Wyler
	Authorized Signatory		Authorized Signatory

POWER OF ATTORNEY

We, the undersigned directors and/or officers of the Registrant, hereby severally constitute and appoint Amir Philips and Yakir Ben-Naim, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-8 filed herewith, and any and all amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of the 2 day of September, 2014.

Signature	Title

/s/ Amir Philips	Chief Executive Officer (principal executive officer)
Amir Philips

/s/ Yakir Ben-Naim	Chief Financial Officer (principal financial and accounting officer)
Yakir Ben-Naim

/s/ Alex Hilman	Executive Chairman of the Board of Directors
Alex Hilman

/s/ Chaim Labenski	Director
Chaim Labenski

/s/ Orli Garti Seroussi	Director
Orli Garti Seroussi

/s/ Danny Lustiger	Director
Danny Lustiger

/s/ Reuwen Schwarz	Director
Reuwen Schwarz

EXHIBIT INDEX
EXHIBIT NO.	DESCRIPTION OF DOCUMENT
3.1	Amended and Restated Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Form 6-K, dated February 15, 2002)
3.2	Amended and Restated Articles of Association of the Registrant (incorporated by reference to Exhibit 1.2 to the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2013)
4.1
2006 Israeli Incentive Compensation Plan (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-8 (File No. 333-137644), filed with the Commission on September 28, 2006)

5.1*	Opinion of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. as to the legality of the securities being registered
23.1*	Consent of Kost, Forer Gabbay & Kasierer, a member of Ernst & Young Global, as independent registered public accounting firm of the Registrant
23.2*	Consent of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
_____________
* Filed herewith.